EX-99.13.n

Third Amendment to Registrar Transfer Agency and Service Agreement

This Third Amendment (“Amendment”), effective as of December 4, 2012 (“Effective Date”), is to the Registrar Transfer Agency and Service Agreement (the “Agreement”) made as of March 1, 2003, between Computershare Inc. f/k/a EquiServe, Inc. (“Computershare”), and Computershare Trust Company, N.A. f/k/a EquiServe Trust Company, N.A. (the “Trust Company”) (collectively, the “Transfer Agent”) and Aberdeen Chile Fund, Inc., f/k/a The Chile Fund, Inc. (the “Fund”). Terms used, but not otherwise defined in this Amendment, shall have the same meaning as those terms in the Agreement.

WHEREAS, the Fund and Transfer Agent are parties to the Agreement; and

WHEREAS, the Fund and Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Amendment to Section 8 of the Agreement.  Section 8.06 is hereby added to Section 8 of the Agreement as follows:

“8.06  Transfer Agent will implement and maintain appropriate security measures to protect personal information of Shareholders in its possession.”

2.                                      Limited Effect.   Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc.
Computershare Trust Company, N.A.	Aberdeen Chile Fund, Inc.

On Behalf of Both Entities:

By:	By:	/s/ Lucia Sitar
Name:	Name:	Lucia Sitar
Title:	Title:	Vice President